UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14C

                Information Statement Pursuant to Section 14(c)
                     of the Securities Exchange Act of 1934

Check the appropriate box:

[ ]      Preliminary Information Statement
[ ]      Confidential, for Use of the Commission Only
         (as permitted by Rule 14c-5(d)(2))
[X]      Definitive Information Statement

                           CLAMSHELL ENTERPRISES, INC.
                           ---------------------------
                (Name of Registrant As Specified In Its Charter)

Payment of Filing Fee (Check the Appropriate Box):

[X] No fee required
[ ] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

         1. Title of each class of securities to which transaction applies:

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         2. Aggregate number of securities to which transaction applies:

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         3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11(set forth the amount on which the filing fee is calculated and state how it was determined):

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         4. Proposed maximum aggregate value of transaction:

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         5. Total fee paid:

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[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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                           CLAMSHELL ENTERPRISES, INC.
                      1515 NORTH FEDERAL HIGHWAY, SUITE 300
                            BOCA RATON, FLORIDA 33432

                NOTICE OF PROPOSED ACTION TO BE TAKEN BY CONSENT
                                 OF SHAREHOLDERS

                                  May 22, 2003

Dear Shareholder:

         On April 1, 2003 the Board of Directors of Clamshell Enterprises, Inc. (the "Company") adopted a resolution approving an amendment to the Company's Articles of Incorporation to change its name to Medianet Group Technologies, Inc.

         It is anticipated that on or about May 22, 2003, the Board of Directors will request shareholders holding at least a majority of the Company's issued and outstanding common stock to approve the proposed amendment to the Company's Articles of Incorporation through action taken by consent and without a meeting, as authorized by Section 78.320 of the Nevada Revised Statutes. The record date established by the Board of Directors for purposes of determining the shareholders entitled to approve the proposed action is April 1, 2003.

         Copies of the proposed Articles of Amendment which are to be submitted to the shareholders are attached to this Information Statement.

         We are not asking you for a proxy, nor are we asking you to respond to this notice in any other way. The purpose of this notice is to only to provide you with information regarding the proposed action.
Sincerely,

/s/Martin Berns
President

CLAMSHELL ENTERPRISES, INC.
1515 North Federal Highway, Suite 300
Boca Raton, Florida 33432

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
                              INFORMATION STATEMENT

                  ACTION TO BE TAKEN BY CONSENT OF SHAREHOLDERS
                                       OF

                           CLAMSHELL ENTERPRISES, INC.

                            On or about May 22, 2003


This Information Statement is furnished to the holders of the Common Stock of Clamshell Enterprises, Inc., (the "Company") on behalf of the Company in connection with a proposed amendment to the Company's Articles of Incorporation to change its name from Clamshell Enterprises, Inc., to MediaNet Group Technologies, Inc. A copy of the proposed Articles of Amendment is attached hereto as an Exhibit.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

BACKGROUND INFORMATION

The Company was formed as a "blind pool" or "blank check" company under the laws of the State of Nevada on June 4, 1999. Its business plan was to seek to acquire a business opportunity through completion of a merger, exchange of stock, or other similar type of transaction.

The Company has completed a share exchange transaction with ShutterPort, Inc. ("Shutterport"), a Florida corporation, pursuant to which Shutterport became a wholly-owned subsidiary of the Company. The Company now owns an operating business and is no longer a blind pool or blank check entity. The Company is proposing to change its name so that its corporate name will more accurately reflect the business activities to be carried on through its wholly-owned subsidiary, ShutterPort, Inc.

The Company is registered under Section 12(g) of the Securities Exchange Act of 1934. It is subject to the reporting obligations under Section 13 of the Securities Exchange Act of 1934 and is current in the filing of its reports.

RECORD DATE

The Company has established April 1, 2003 (the "Record Date"), as the record date for purposes of determining the Shareholders of record who are entitled to receive notice of the proposed amendment of the Articles of Incorporation.

APPROVAL OF PROPOSED AMENDMENT

Adoption of the proposed amendment requires approval of Shareholders holding not less than a majority of the Company's issued and outstanding common stock. As of the Record Date, the Company had a total of 6,581,566 shares of Common Stock issued and outstanding, of which 4,190,552 shares, or approximately 63.7%, are owned by Company officers, directors and affiliates. Therefore, these officers, directors and affiliates owned a sufficient number of shares as of the Record Date that they have the ability to approve the proposed amendment.

Rather than calling a meeting of its Shareholders to vote on adoption of the proposed amendment, the Company intends to request its officers, directors and affiliates, as the holders of a majority of its issued and outstanding common stock, to approve the amendment through action by written consent in lieu of a meeting.

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

PRINCIPAL SHARE OWNERSHIP

The Record Date for purposes of determining the shareholders entitled to vote was April 1, 2003. As of the Record Date, the Company had a total of 6,581,566 shares of Common Stock issued and outstanding. The following table sets forth, as of the date of the Record Date, the stock ownership of each executive officer and director of Clamshell Enterprises, Inc., of all executive officers and directors of Clamshell Enterprises, Inc. as a group, and of each person known by Clamshell Enterprises, Inc. to be a beneficial owner of 5% or more of its Common Stock.

                                         Number of Shares
 Name and Address                       Beneficially Owned     Percent of Class
 ----------------                       ------------------     ----------------
Martin A. Berns (1)
1515 N. Federal Hwy., Suite 300
Boca Raton, FL 33432                         2,000,000                30.4%

Eugene H. Berns (1)
1515 N. Federal Hwy., Suite 300
Boca Raton, FL 33432                           500,000                 7.6%

Ivan L. Bial (1)
1515 N. Federal Hwy., Suite 300
Boca Raton, FL 33432                           700,000                10.6%

Joseph Porrello (1)
1515 N. Federal Hwy., Suite 300
Boca Raton, FL 33432                            55,552                 0.8%

Dennis Lane (1)
1515 N. Federal Hwy., Suite 300
Boca Raton, FL 33432                           250,000(2)              3.8%

Steve Adelstein
524 West Tropical Way
Plantation, FL 33317                           685,000(3)             10.4%

All officers and directors (5 persons)       3,505,552                53.3%

(1) The person listed is an officer, a director, or both, of the Company.

(2) Includes 33,333 shares owned by Laneco, of which Mr. Lane is the President, and he thereby claims indirect beneficial ownership of said shares.

(3) Includes 220,000 shares owned by AUW, Inc., of which Mr. Adelstein is the President, and he thereby claims indirect beneficial ownership of said shares.

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

DIRECTORS AND EXECUTIVE OFFICERS

 Name                   Age      Position
 ----                   ---      --------
Martin A. Berns         66       Chief Executive Officer, President and Chairman
Eugene H. Berns         66       Director
Ivan L. Bial            57       Secretary and Director
Joseph Porrello         58       Director
Dennis Lane             55       Director

Biographical Information
------------------------

MARTIN BERNS.

         Mr. Berns has 40 years of experience as a marketing consultant, including advertising, TV commercial and show production. Mr. Berns was Vice President of marketing for Realm Productions, a publicly held video production company. He was Associate Producer of the "Jelly Bean Jungle" television series, and acted as Coordinating Producer for the re-syndication and distribution of the 1970's new "Howdy Doody" show. Mr. Berns' background includes developing marketing plans and the subsequent establishment, training and administration of large sales organizations for national companies.

         Mr. Berns presently serves as President of MUSTeam, Inc., a provider of utility and conservation programs to large-scale commercial, industrial and multifamily housing owners and management companies.

EUGENE H. BERNS.

         Mr. Berns served 23 years as Vice President of sales and marketing, and as a member of the Board of Directors for one of South Florida's largest American Stock Exchange community builders. Mr. Berns has extensive background in sales and marketing, and is responsible for over 2 billion dollars of sales with his former companies. Additionally, he held many leadership positions in the shelter industry, including past President of the Gold Coast Builders Association, and currently serves on many state and national committees. He is the recipient of numerous industry awards. Mr. Berns also serves as President of Housing Marketing Team, a marketing consultation company whose services include local and national shelter industry market trend analysis, individual and multiple community marketing programs.

IVAN BIAL.

         A second-generation member of the photo community, Mr. Bial grew up in the industry. In high school he worked part-time in camera stores and photo labs. He served as Vice President and General Manager of Southern Photo Service of Hollywood, Florida, the oldest independent color photo-finishing lab in the United States. Southern Photo Service operated 12 retail stores, 2 satellite photo-labs, and a successful professional and amateur mail order division with 165 employees. Additionally, he was a leader in the one-hour photo industry with 55 Minute Photo, a chain of one-hour labs and studios, followed by All American Photo Service. He served as a consultant to Blockbuster Entertainment for their multi-store test of one-hour photo labs. Mr. Bial has additional experience as a National Sales Manager in the telecommunications, software and publishing industry, and is a Member of the Society of Photo Finishing Engineers.

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

JOSEPH PORRELLO.

         Mr. Porrello is the Chief Marketing Officer of VICI Marketing Group, Inc., one of the nation's largest and most prestigious direct marketing companies. Mr. Porrello is a highly regarded leader in the audio/video industries, and has received over 90 gold, platinum, and Emmy awards. He is responsible for over $600 million in retail sales, and has numerous contacts in the production, distribution and retail video industries. Mr. Porrello is a Producer and Executive Producer of video productions, and assists the company in reaching the video and direct marketing segments of the market.

DENNIS LANE.

         Mr. Lane is the co-founder and President of the ShutterPort division. Previously he was co-founder and former President and CEO of Restaurant.com, Inc. Founded in 1997, Restaurant.com is an on-going major success story in the world of dot-com's. Lane's responsibilities, in addition to overseeing the incubation of Restaurant.com, was to oversee the national sales efforts, including the development and training of a corps of sales executives, throughout the country. Lane was responsible for securing and directing the initial relationship between Restaurant.com and its largest marketing partner, an international NYSE listed company whose year 2000 income exceeded twenty-two billion dollars.

         Mr. Lane spent well in excess of 20 years as a senior executive in the television industry. He worked in various sectors of multi-media marketing, program development, operations and sales management in both network and independent television. In addition to Lane's management responsibilities, his successes include the development of national marketing programs that often incorporated the participation of Fortune 500 companies. Mr. Lane also founded and served as President of the POS Network, an in-store network of point of sales television commercials the retail industry labeled "the last word in buying decisions." He has worked with most of the nation's largest advertising agencies. Lane has incorporated his network television marketing experience with a series of loyalty programs in conjunction with important retail companies throughout the U.S.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

         No officer or director has received any remuneration or compensation from the Company. The Company currently has no stock option, retirement, pension, or profit-sharing programs for the benefit of directors, officers or other employees.

PROPOSAL ONE

AMENDMENT TO ARTICLES OF INCORPORATION

The Board of Directors has unanimously approved, and recommends for shareholder approval, the amendment of the Company's Articles of Incorporation which will change the Company's name to MediaNet Group Technologies, Inc.

PURPOSE FOR NAME CHANGE

         Management believes it is appropriate to change the name of the Company to MediaNet Group Technologies, Inc. because it will more accurately reflect the business activities to be carried on through its wholly-owned subsidiary, ShutterPort, Inc.

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

PROPOSAL FOR STOCKHOLDER VOTE

PROPOSAL

AMENDMENT TO ARTICLES OF INCORPORATION

The stockholders holding a majority of the common stock have approved an amendment to Article I of the Company's Articles of Incorporation to change the name of the Company to MediaNet Group Technologies, Inc.

OTHER MATTERS

The Company knows of no other matters to be submitted to the meeting.


Sincerely,

/s/Martin Berns
President
Clamshell Enterprises, Inc.
1515 North Federal Highway, Suite 300
Boca Raton, Florida 33432



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